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                                                                   EXHIBIT 99.1

WSi INTERACTIVE CORPORATION                   Symbols: CDNX -- WIZ OTC -- WIZZF

June 12, 2000

                                  NEWS RELEASE

WSI INTERACTIVE AND DEVINE ENTERTAINMENT TO CREATE CHILDREN'S ENTERTAINMENT AND EDUCATION WEB PORTAL

WSi-Interactive Corporation (CDNX: WIZ; OTCBB: WIZZF) and Devine Entertainment Corporation (TSE:DVN) jointly announced today, a letter of intent whereby Devine Entertainment and WSi will create a joint venture company that will commercialize Devine's award-winning website www.devinetime.com. Devine Entertainment will continue to supply creative content for the site, while WSi will invest Cdn$1 million dollars, assume its management and execute strategies to drive traffic and increase sales to the site. Devine and WSi will enter into an equal partnership and it is the intent of the agreement that both parties eventually spin off www.devinetime.com into a separate public entity.

The Devinetime site was developed over the past year at a cost of Cdn$1 million, with the support of the Bell and Stentor New Media Initiatives and Devine Entertainment. The site presently showcases and markets the history of invention from the renaissance to present day, drawing from Devine's films which have garnered 11 Emmy nominations in the past year alone. "It is a remarkable interactive journey through time," said David Devine, President & CEO of Devine Entertainment. "Our goal is to educate the imaginations of young people while entertaining them in a way that makes science fun."

Theo Sanidas, President of WSi, said "The arrangement with Devine is a perfect example of WSi's model of expanding its network of Internet businesses by partnering with companies of quality and integrity to build equity and revenue for WSi."

WSi will assign a team to significantly increase content with creative guidance from Devine Entertainment and will utilize broadband for streaming capabilities. Devine will further develop the site by adding content from its award-winning library of films, extending the interactive journey with biographies of artists and composers. "Our mission is to deliver high-quality interactive entertainment and educational content that will add revenue for Devine Entertainment and complement our established, award-winning brand positioning," added David Devine. The site's e-commerce facilities will offer visitors access to high-quality family and children's entertainment featuring Devine's proprietary video library, as well as other products and services families can trust.

The transaction is subject to a due diligence process and board approvals by both parties. Devine Entertainment Corporation is one of the world's finest producers of high-quality children's and family films for worldwide television and cable, international home video and internet applications. Devine's films have received 12 Emmy Nominations and 5 Emmy Awards, as well as honours from the American Library Association, KidsFirst! Coalition for Quality Children's Media, Parents' Choice and the prestigious Humanitas prize. Devine's award-winning interactive website, www.devinetime.com, features profiles of 100 inventors, a trivia game, a flight lab and an e-commerce store.
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Devine Entertainment's films are based on historical and timeless stories that educate and inspire self-esteem in young people. Beginning with the highly successful "Beethoven Lives Upstairs," Devine's films bring history's great geniuses to life through the eyes of children. "The Composers' Specials" feature the lives and music of Handel, Bach, Liszt, Rossini, Strauss and Bizet. "The Inventors' Specials" focus on the minds of Leonardo, Galileo, Newton, Curie, Edison and Einstein. "The Artists' Specials" showcase the lives and works of Degas, Cassatt, Monet, Rembrandt, Goya, and Homer. All 19 specials were produced for HBO Original Programming and are international co-productions with Ireland, Czech Republic, Slovakia, and Croatia.

WSi Interactive Corporation is an innovative Internet business development and marketing firm, whose objective is to capitalize on business opportunities on the Internet. WSi builds, manages and markets online businesses using its unique combination of technology, marketing and venture capital to build successful on-line ventures. WSi focuses on companies where it can add significant value to the investment through a network of relationships and strategic alliances, and our experience in helping Internet companies build traffic, develop brands, and capitalize on a variety of revenue streams. In this regard, WSi is modeling itself on CMGI (Nasdaq: CMGI - news). Like CMGI, WSi started as a direct marketing agency in 1990 and has grown to become a specialist in e-advertising and e- commerce. WSi plans to establish itself as a recognized leader in the Internet economy, by creating a one-stop shop for e-commerce and e-advertising, plus financial information and entertainment.

WSi properties include:  Medianetsolutions.com, comparable to Razorfish (Nasdaq:
RAZF - news), Targetpacks.com, comparable to Yesmail (Nasdaq: YESM - news ). Westernshores.com, Stocksecrets.com, comparable to Freereal time (Nasdaq BB,
FRTI) Yourwinestore.com, Healthcreator.com, a developing health & wellness portal similar to WebMD (Nasdaq: HLTH - news), Investmentworldnews.com and several others.

Website: www.ws-1.com

ON BEHALF OF THE COMPANY

/s/ Theo Sanidas
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Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.